Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

     We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-     ), pertaining to the 2002 Stock Option Plan of WMS Industries Inc. and the related resale prospectus, of our report, dated August 7, 2002, with respect to the consolidated financial statements and schedule of WMS Industries Inc. and subsidiaries included in its Annual Report (Form 10-K) for the year ended June 30, 2002, filed with the Securities and Exchange Commission and to the reference to our firm under the caption “Experts” in the related prospectus of WMS Industries Inc.

/s/ Ernst & Young LLP

Chicago, Illinois
November 25, 2002